AGREEMENT IN PRINCIPLE

                           As of April 28, 1995


Trans World Entertainment Corporation
38 Corporate Circle
Albany, New York  12203
Attn:Robert Higgins, Chairman and
     Chief Executive Officer

Record Town, Inc.
38 Corporate Circle
Albany, New York  12203
Attn:Robert Higgins, President

               Re:  Debt Restructuring Agreement

Gentlemen:

     Reference is hereby made to (i) the separate Credit Agreements (as amended from time to time, the "Credit Agreement"), each dated as of June 11, 1993, between Trans World Entertainment Corporation (formerly Trans World Music Corp., the "Company") and, respectively, each of the Banks named on the signature pages hereto (collectively, the "Banks"), (ii) the 7.50% Senior Notes due June 30, 1999 (as amended from time to time, the "1993 Notes") issued by the Company pursuant to the Note Agreement (as amended from time to time, the "1993 Note Agreement"), dated as of July 2, 1993, among the Company, its wholly-owned subsidiary, Record Town, Inc.
("Record  Town"),  Hartford  Life   Insurance  Company  ("Hartford  Life"),
Hartford Accident and Indemnity Company ("Hartford Accident"), The Equitable Life Assurance Society of the United States ("Equitable Life"), Equitable Variable Life Insurance Company ("Equitable Variable"), Massachusetts Mutual Life Insurance Company ("Mass Mutual"), and Phoenix American Life Insurance Company ("Phoenix") (Hartford Life, Hartford Accident, Equitable Life, Equitable Variable, Mass Mutual and Phoenix are referred to herein, collectively, as the "1993 Noteholders"), and (iii) the 9.18% Notes due June 30, 1998 (as amended from time to time, the "Aetna Notes") issued by the Company pursuant to the Note and Security Agreement (as amended from time to time, the "Aetna Note Agreement"), dated as of June 20, 1991, between the Company and Aetna Life Insurance Company ("Aetna"). The 1993 Noteholders and Aetna are referred to herein, individually, as a "Noteholder", and collectively, as the "Noteholders." The 1993 Note Agreement and the Aetna Note Agreement are referred to herein, collectively, as the "Note Agreement."

     This is to confirm that each of the Banks and each of the Noteholders have agreed in principle to amend or restate, as appropriate, the Credit Agreement, the Notes, and the Note Agreement in accordance with the primary terms set forth in (i) the Terms for Restructuring of Trans World Entertainment Corporation, Bank and Insurance Company Debt, attached hereto as Exhibit A (the "Term Sheet").

     The agreement of the Banks and the Noteholders to consummate the restructuring contemplated by the Term Sheet (the "Proposed Restructuring") is expressly conditioned upon the following:

          (i) the preparation, execution and delivery of documents in form, scope and substance satisfactory to the Banks, the Noteholders and their respective special counsel;

          (ii) the payment by the Company of all fees and expenses (including, without limitation, all legal fees and expenses and full replenishment of any reserves in connection therewith) incurred by the Banks and the Noteholders in connection with the negotiation, preparation, structuring and documentation of the Proposed Restructuring whether or not the Proposed Restructuring is consummated;

          (iii)the receipt of evidence of the corporate power, authority and authorization of the parties hereto to enter into the agreements and instruments evidencing the Proposed Restructuring;

          (iv) the receipt by the Banks and the Noteholders of a satisfactory opinion of counsel to the Company and Record Town with respect to customary matters as the Banks and the Noteholders may reasonably request; and

          (v) a Termination Date (as defined in the Waiver Agreements among the Company, Record Town, the Banks and Noteholders) shall not exist under the currently existing Waiver Agreements, and the Company shall deliver all customary closing representations and warranties including compliance with covenants as modified herein.

     The Company and Record Town hereby acknowledge that this agreement in principle has been executed by each of the Banks and the Noteholders in reliance upon information furnished by the Company which is hereby certified to be true and correct. In the event of a material misrepresentation or omission regarding such information, in addition to any other rights the Banks and the Noteholders may have, the Banks and the Noteholders shall have the right to terminate this agreement in principle.

     The delivery of this letter shall not constitute a waiver of any right, power or remedy of the Banks under the Credit Agreement, or of the Noteholders under the Notes or the Note Purchase Agreement. The Credit Agreement, the Notes and the Note Purchase Agreement shall remain in full force and effect and are hereby ratified and confirmed.

     This agreement in principle shall terminate if the Proposed Restructuring has not closed on or prior to June 30, 1995. In furtherance of the provisions of this agreement, any termination of this agreement in principle shall not impair the effectiveness of the Credit Agreement, the Notes or the Note Purchase Agreement, it being the intention of the parties hereto that such agreements remain in full force and effect in all respects under such circumstances.

     This Agreement may be executed in a number of identical counterparts, each of which for all purposes shall be deemed an original, but all of which shall constitute collectively one agreement. No party to this agreement shall be bound until a counterpart of this Agreement shall have been executed by the Company, Record Town, each of the Banks and each of the Noteholders.

                              Very truly yours,

                              Aetna Life Insurance Company

                              By:        /s/Peter C. Nilsen
                                  Name:		Peter C. Nilsen
                                  Title:	Investment Officer


                              Hartford Life Insurance Company

                              By:        /s/Joseph H. Gareau
                                  Name:		Joseph H. Gareau
                                  Title:	Executive Vice President


                              Hartford Accident and Indemnity Company

                              By:        /s/Joseph H. Gareau
                                  Name:		Joseph H. Gareau
                                  Title:	Executive Vice President

                              The Equitable Life Assurance Society
                                 of the United States

                              By:        /s/Sheryl Rothman
                                  Name:		Sheryl Rothman
                                  Title:	Investment Officer


                              Equitable Variable Life Insurance Company

                              By:        /s/Sheryl Rothman
                                  Name:		Sheryl Rothman
                                  Title:	Investment Officer


                              Massachusetts Mutual Life Insurance Company

                              By:        /s/Richard C. Morrison
                                  Name:		Richard C. Morrison
                                  Title:	Vice President


                              Phoenix American Life Insurance Company

                              By:        /s/Michael E. Haylon
                                  Name:		Michael E. Haylon
                                  Title:	Vice President


                              Chemical Bank

                              By:        /s/Ann Kurinskas
                                  Name:		Ann Kurinskas
                                  Title:	Vice President


                              Chase Manhattan Bank, N.A.

                              By:        /s/Roger Odell
                                  Name:     Roger Odell
                                  Title:    Vice President


                              NBD Bank, N.A.

                              By:        /s/Andrew Arton
                                  Name:		Andrew Arton
                                  Title:	2nd Vice President


                              NatWest Bank N.A.
                              (formerly National Westminster Bank USA)

                              By:        /s/James Gallagher
                                  Name:		James Gallagher
                                  Title:	Vice President

Agreed and Accepted:

Trans World Entertainment Corporation

By:        /s/Robert A. Helpert
    Name:     Robert A. Helpert
    Title:    Executive Vice-President


Record Town, Inc.

By:        /s/Robert A. Helpert
    Name:     Robert A. Helpert
    Title:    Executive Vice-President

                                 EXHIBIT A


                        Terms for Restructuring of
                   Trans World Entertainment Corporation
                      Bank and Insurance Company Debt


     This Termsheet, dated as of April 28, 1995, sets forth the terms and conditions for the restructuring of Trans World Entertainment Corporation's ("TWE") indebtedness to (a) each of Chemical Bank, Chase Manhattan Bank, N.A., NatWest Bank N.A. (formerly National Westminster Bank USA) and NBD Bank, N.A. (collectively, the "Banks") and (b) each of Aetna Life Insurance Company, Hartford Accident and Indemnity Company, Hartford Life Insurance Company, Equitable Variable Life Insurance Company, The Equitable Life Assurance Society of the United States, Phoenix American Life Insurance Company and Massachusetts Mutual Life Insurance Company (collectively, the "Insurance Companies"). Capitalized terms not specifically defined herein shall have the meanings ascribed thereto in the respective loan or note documentation.


                I.  The Banks' Credit Facilities


A. Obligors:  TWE and Record Town, Inc. will be co-obligors.


B.  Maturity:   The  maturity of each of the Banks' credit facilities shall remain July 31, 1996.


C. Reduction of Commitments:  The  aggregate  loan commitments of the Banks shall be permanently reduced by $2.6785 million effective June 30, 1995 and an additional $4.2856 million effective January 31, 1996. This reduction shall be applied to each Bank on a pro- rata basis. All borrowings under the Banks' credit facilities after the restructuring will be on a pro-rata basis.


D.  Interest  Rate  Increase:   The  interest  rate  on  all loans shall be
                              increased to the greater of (i) Prime plus 1.5% per annum under each Bank facility or
                              (ii) 10.5% per annum, retroactive to the date of this Termsheet. Default rates shall be re-set at the greater of (i) 200 basis points over non-default rate or (ii) 12.5%.


E.  Financial Covenants and Related Definitions:  Financial covenants shall be  amended  to  provide as
                                                follows; provided, however,
                                                that     debt     currently
                                                classified   as   long-term
                                                debt   on   the   Company's
                                                balance sheet as of January
                                                28, 1995 shall be deemed to
                                                remain   non-current    and
                                                shall  not  be considered a
                                                current  liability  of  the
                                                Company  through  July  31,
                                                1996   for    purposes   of
                                                financial          covenant
                                                calculations and all  other
                                                definitional   purposes  in
                                                this   Termsheet   and  the
                                                agreements     contemplated
                                                herein:

                              (i)   Section  6.11  of  each  Bank  facility
                              (Limitation  on   Current   Ratio)  shall  be
                              amended to read in its entirety as follows:

                                        "Permit the ratio of current assets
                                   to current liabilities of the Company to
                                   be less than 1.40 to 1.0 at the  end  of
                                   each  of  the  first,  second and fourth
                                   fiscal quarters and  1.25  to 1.0 at the
                                   end  of  the   third   fiscal   quarter,
                                   excluding    for    purposes   of   such
                                   computation of  current liabilities, the
                                   portion of the debt issued  pursuant  to
                                   the   Aetna   Agreement   and  the  Note
                                   Agreement   (as   each   is  hereinafter
                                   defined)     and     all     amendments,
                                   modifications,     refinancings      and
                                   restructurings   thereof,   shown  as  a
                                   current  liability   on   the  Company's
                                   balance sheet."

                              (ii) Section 6.12 of each Bank facility (Maintenance of Consolidated Tangible Net
                              Worth) shall be amended to read in its entirety as follows:

                                        "Permit the  Consolidated  Tangible
                                   Net Worth to be less than an amount equal to $103,000,000 at the end of each of the first three quarters of each fiscal year and $112,000,000 at the end of each fiscal year."

                              (iii) Section 6.13 of each Bank facility (Limitation on Debt to Consolidated Tangible Net Worth) shall be amended to read in its entirety as follows:

                                        "Permit  the  ratio  of  (a)  total
                                   liabilities    less   then   non-current
                                   portion  of  Subordinated  Debt  to  (b)
                                   Consolidated Tangible Net Worth plus the
                                   non-current portion of Subordinated Debt
                                   to exceed (i) 2.15  to 1.0 at any fiscal
                                   year end; (ii) 2.30 to 1.0 as of the end
                                   of each first quarterly period  for  any
                                   fiscal  year; (iii) 2.5 to 1.0 as of the
                                   end of each  second quarterly period for
                                   any fiscal year; or (iv) 3.0 to  1.0  as
                                   of  the  end  of  each  third  quarterly
                                   period  for  any  fiscal  year.  For any
                                   calculations  herein,  the  actual  cash
                                   balance shall be  reduced  by the amount
                                   in excess of $10,000  per  retail  store
                                   actually  open  for business on the date
                                   of such computation.   Such excess shall
                                   be applied to reduce accounts payable in the pro forma computation of Debt to Consolidated Tangible Net Worth under this Section 6.13."

                              (iv) Section 6.14 of each Bank facility (Limitation on Inventory Turnover) shall be amended to read in its entirety as follows:

                                        "Permit Inventory Turnover to  fall
                                   below the following amounts at the end of the following fiscal quarters to each fiscal year:

                                   Fiscal Quarter          Amount

                                        first               .30
                                        second              .60
                                        third               .70
                                        fourth             1.4"

                              (v) Section 5.9 of each Bank facility (Fixed Charge Ratio) shall be amended to read in its entirety as follows:

                                        "Maintain, at the end  of  each  of
                                   the   first,  second  and  third  fiscal
                                   quarters    for    each    fiscal   year
                                   Consolidated Income Available for  Fixed
                                   Charges   of   not  less  than  120%  of
                                   Consolidated  Fixed   Charges   for  the
                                   immediately preceding 12-month period and, at the end of the fiscal year then ending, Consolidated Income Available for Fixed Charges of not less than 115% of Consolidated Fixed Charges for the immediately preceding 12-month period."

                              (vi) The definition of Consolidated Income Available for Fixed Charges shall be amended to read in its entirety as follows:

                                        "Consolidated Income  Available for
                                   Fixed  Charges"  with  respect  to   the
                                   Company and all Restricted Subsidiaries,
                                   means  for  any  period the sum of:  (1)
                                   Consolidated EBITDA and (2) all fixed minimum rent expenses of real estate leases, in each case determined on a Consolidated basis."

                              (vii)  A  new   definition  for  Consolidated
                              EBITDA shall be added as follows:

                                        "Consolidated EBITDA"  means,  with
                                   respect  to  the Company for any period,
                                   the  Consolidated  Net   Income  of  the
                                   Company for such  period  plus,  to  the
                                   extent   deducted  in  determining  such
                                   Consolidated  Net  Income,  depreciation
                                   and   amortization   expense,   interest
                                   expenses with  respect  to the Company's
                                   liabilities for borrowed money, and  all
                                   Federal,   state   and   foreign  income
                                   taxes."

                              (viii) The definition of Consolidated Adjusted Net Income shall be deleted and replaced in its entirety with the following new definition:

                                        "Consolidated  Net  Income"  means,
                                   for any period, the aggregate net income
                                   of  the  Company  for  such  period on a
                                   consolidated   basis,    determined   in
                                   accordance  with  GAAP,  provided   that
                                   there shall be excluded therefrom, after
                                   giving effect to any related tax effect,
                                   (a) gains and losses from Asset Sales or
                                   reserves  relating  thereto,  (b)  items
                                   classified     as    extraordinary    or
                                   nonrecurring        (including       any
                                   restructuring   reserves),    (c)    the
                                   writeoff of deferred financing costs and
                                   (d)  the cumulative effect of changes in
                                   accounting principles in the year of adoption of such change."

                              (ix) A new covenant shall be added providing that the Company shall not permit Consolidated EBITDA to be less than the following amounts for any of the following periods:

                              For the period from January 29, 1995 to April
                                29, 1995            ($1,000,000)

                              For the period from January 29, 1995 to  July
                                29, 1995            ($2,000,000)

                              For  the  period  from  January 29,  1995 to
                                October 28, 1995    ($2,000,000)

                              For  the  period  from  January 29,  1995 to
                                February 3, 1996    $24,000,000

                              For  the  period from February 4, 1996 to May
                                4, 1996 ($1,000,000)


F. Mandatory Clean-Down:  Provisions shall be added to the Bank  facilities requiring that (i) all cash of the Company in excess of $10 million be applied to reduce the loans (on a pro-rata basis) from December 15 through December 25 of each year and (ii) there will be no outstanding balances under any of the Bank facilities (other than outstanding Letters of Credit) for a period of 15 consecutive days (the "Clean-Down Period"), which Clean-Down Period may take place at any time between December 25 and January 31 of each fiscal year.


G. Prepayment Penalties:  There shall be no prepayment penalties under  any
                              Bank    facility   or   for   reductions   of
                              commitments.



H. Intercreditor True-Up:  There  shall  be  no  permanent reduction in the
                              Bank facility commitments unless such reductions are matched by pro-rata amortization payments on the Insurance Company Notes. There shall be no amortization payments on the Insurance Company Notes unless such payments are matched by pro-rata permanent commitment reductions under the Bank facilities. It is the intent of the parties that all payments to either the Banks or Insurance Companies, other than payments on the revolving loans and interest payments, shall be shared among the Banks and Insurance Companies on a pro-rata basis. The Banks and Insurance Company shall enter into an Intercreditor Agreement providing for a "true-up" mechanism whereby upon a triggering event thereunder, paydowns on the Bank facilities or Insurance Company Notes shall be shared pro- rata, to the extent necessary to re-establish the ratio of Bank debt to Insurance Company debt of 75:65.


I. Termination of Waiver Agreement:  The Waiver Agreement shall be extended until  June  30,  1995  and  shall  be
                                     terminated effective upon the  closing
                                     of   the   transactions   contemplated
                                     hereby;  the  covenants  in the Waiver
                                     Agreement shall  be  incorporated into
                                     the Bank facilities, to the extent not
                                     inconsistent with the other provisions
                                     of this Termsheet, provided  that  the
                                     store  opening  and  closing covenants
                                     and lease  covenants  will be modified
                                     to be consistent with  TWE's  business
                                     plan;    prior   defaults   shall   be
                                     permanently waived.


J. Other Warranties and  Covenants:   Additional  changes  shall be made to
                                   provisions in Articles 5 and  6  of  the
                                   Bank facilities, which changes have been
                                   agreed  to  in principle pursuant to the
                                   draft of such provisions dated April 24,
                                   1995  by  counsel   for  the  Banks,  as
                                   modified by agreement by the Banks and TWE.


K. Fees:  TWE shall pay a restructuring fee  of  1/4  of  a  point  on  the outstanding principal balance of the Bank loans, such fee to be paid at Closing.


L. Other Terms:  TWE  shall  maintain  its  cash management system with the
                              Banks. If TWE obtains an offer from other financial institution(s) regarding cash management that TWE believes is more favorable to TWE, TWE shall request that the Banks match the terms and conditions of such offer. If the Banks do not match the terms and conditions of such offer, TWE shall have the right to transfer its cash management system to such offering institution(s). II. Insurance Company Debt


A. Obligors:  TWE and Record Town, Inc. will be co-obligors.


B. Maturity:  The Insurance Company debt will mature on July 31, 1996.


C.  Amortization:   (i)   The   current   amortization   schedule  for  the
                              indebtedness under the Aetna Note and Security Agreement, dated as of June 20, 1991, and amended by Letter Agreements dated as of March 5, 1992, November 17, 1992 and March 10, 1994 ("Aetna Agreement"), for fiscal 1995 shall be revised to provide solely for one $.625 million amortization payment on June 30, 1995 and one $.999 million amortization payment on January 31, 1996.

                              (ii) The current amortization schedule for the indebtedness under the Note Agreement, dated as of July 2, 1993, and amended by Amendment No. 1, dated as of January 30, 1994, with respect to the 7.5% Senior Notes Due June 30, 1999 ("Note Agreement") for fiscal 1995 shall be revised to provide solely for one $1.6964 million amortization payment on June 30, 1995 and one $2.714 million amortization payment on January 31, 1996.


D. Interest Rate Increase:  The interest rate on all Insurance Company debt shall be increased to (i) the greater of Prime plus 1.5% per annum or (ii) 10.5% per annum, retroactive to the date of this Termsheet. Default rates shall be re-set at the greater of (i) 100 basis points over non-default rate or (ii) 11.5% for the debt of all Insurance Companies except Aetna, for which the default rate shall be re-set at the greater of (i) 150 basis points over non-default rate or (ii) 12%.

E. Prepayment Penalties:  (i) (a) Section 2.2 of the Aetna Agreement  shall
                              be   amended  to  read  in  its  entirety  as
                              follows:

                                        "The Company  may  prepay the Notes
                                   in whole or part at any time by  payment
                                   of  (a)  interest accrued to the date of
                                   prepayment   on   the   principal  being
                                   prepaid and (b) such  principal  amount;
                                   provided,   however,   that  a  pro-rata
                                   prepayment is made  on  the notes issued
                                   pursuant to  the  Note  Agreement.   Any
                                   partial  prepayments  will be applied to
                                   the outstanding principal  amount of the
                                   Notes,  in  inverse  order  of   payment
                                   maturity.   The Company will give notice
                                   of any optional  prepayment of the Notes
                                   to each holder of the Notes at least  30
                                   days   before   the   date   fixed   for
                                   prepayment,  specifying  (1)  such date,
                                   (2) the  principal  amount  of the Notes
                                   and of such holder's Notes to be prepaid
                                   on  such  date,  and  (3)  the   accrued
                                   interest applicable to the prepayment."

                                   (b) The definition of Make-Whole Premium
                              Amount shall be deleted in its entirety.

                              (ii) (a) Section 5.2 of the Note Agreement shall be amended to read in its entirety as follows:

                                        "Optional repayments to  repay  the
                                   Notes,  in whole or in part, may be made
                                   by  the  Company   or  Record  Town,  in
                                   multiples of $1,000,000, at any time  at
                                   a price equal to the principal amount to
                                   be repaid together with accrued interest
                                   on the principal amount so repaid to the
                                   repayment  date; provided, however, that
                                   a pro-rata  prepayment  is  made  on the
                                   notes  issued  pursuant  to  the   Aetna
                                   Agreement. All such optional repayments shall be allocated among the outstanding Notes held by each holder, as nearly as may be practicable, on a pro-rata basis in proportion to the respective unpaid principal amounts so held."

                                   (b)  Section  5.3  of the Note Agreement
                              shall be amended to read in its entirety as follows:

                                        "The Company will  give  notice  of
                                   any  optional  repayment of the Notes to
                                   each holder of  the  Notes not less than
                                   30 days nor more than 60 days before the
                                   date fixed for repayment, specifying (a)
                                   such date, (b) the principal  amount  of
                                   the  Notes and of such holder's Notes to
                                   be repaid  on  such  date,  and  (c) the
                                   accrued  interest  applicable   to   the
                                   repayment.    Notice  of  the  repayment
                                   having  been  so  given,  the  principal
                                   amount of  the  Notes  specified in such
                                   notice,  together   with   the   accrued
                                   interest thereon, shall become due and payable on the repayment date."

                                   (c) The definition  of  Make Whole Price
                              shall be deleted in its entirety.


F.  Financial Covenants and Related Definitions:  Financial covenants shall be amended  to  provide as
                                                 follows;         provided,
                                                 however,     that     debt
                                                 currently  classified   as
                                                 long-term   debt   on  the
                                                 Company's balance sheet as
                                                 of January  28, 1995 shall
                                                 be   deemed   to    remain
                                                 non-current  and shall not
                                                 be  considered  a  current
                                                 liability  of  the Company
                                                 through July 31, 1996  for
                                                 purposes    of   financial
                                                 covenant  calculations and
                                                 all   other   definitional
                                                 purposes in this Termsheet
                                                 and     the     agreements
                                                 contemplated herein:

                              (i) Section 4.12 of  the Aetna Agreement, and
                              Section 7.10 of the Note Agreement (Tangible Net Worth) shall each be amended to read in their entirety as follows:

                                        "The  Company  shall  at  all times
                                   maintain Consolidated Tangible Net Worth of not less than $103,000,000 at the end of each of the first three quarters of each fiscal year and $112,000,000 at the end of each fiscal year."

                              (ii) The definition of Consolidated Tangible Net Worth in each of the Aetna Agreement and the Note Agreement shall be amended to read in their entirety as follows:

                                        "Consolidated  Tangible  Net Worth"
                                   shall mean, at  any  time, the amount by
                                   which (i) all  amounts  that  would,  in
                                   conformity  with  GAAP,  be  included in
                                   shareholders' equity on the Consolidated
                                   Balance Sheets  of  the  Company exceeds
                                   (ii) the  aggregate  amount  carried  as
                                   consolidated  assets on the books of the
                                   Company for goodwill, licenses, patents,
                                   trademarks,  unamortized  debt  discount
                                   and expense,  and  other  intangibles as
                                   determined in conformity with GAAP,  for
                                   cost  of  investments  in  excess of net
                                   assets at the time of acquisition by the
                                   Company, and  for  any  write-up  in the
                                   book value of any assets of the  Company
                                   resulting   from   reevaluation  thereof
                                   subsequent to the date hereof."

                              (iii) A new covenant shall be added to each of the Aetna Agreement and the Note Agreement as follows:

                                        "The Company shall not  permit  the
                                   ratio of (a) total liabilities less then
                                   non-  current  portion  of  Subordinated
                                   Debt  to  (b)  Consolidated Tangible Net
                                   Worth plus  the  non-current  portion of
                                   Subordinated Debt to exceed (i) 2.15  to
                                   1.0 at any fiscal year end; (ii) 2.30 to
                                   1.0   as   of  the  end  of  each  first
                                   quarterly period  for  any  fiscal year;
                                   (iii) 2.5 to 1.0 as of the end  of  each
                                   second  quarterly  period for any fiscal
                                   year; or (iv) 3.0  to  1.0 as of the end
                                   of each third quarterly period  for  any
                                   fiscal   year.    For  any  calculations
                                   herein, the actual cash balance shall be
                                   reduced  by  the  amount  in  excess  of
                                   $10,000 per  retail  store actually open
                                   for  business  on  the  date   of   such
                                   computation.    Such   excess  shall  be
                                   applied to  reduce  accounts  payable in
                                   the pro forma  computation  of  Debt  to
                                   Consolidated  Tangible  Net  Worth under
                                   this Section ____.  For purposes of this
                                   Section ____,  "Subordinated Debt" shall
                                   mean all  indebtedness  of  the  Company
                                   which   is   subordinated  in  right  of
                                   payment  to  all   indebtedness  of  the
                                   Company under the Notes."

                              (iv) The following covenant shall (a) be added to the Aetna Agreement and (b) replace in its entirety Section 7.23 of the Note
                              Agreement:

                                        "The  Company  shall   not   permit
                                   Inventory Turnover to fall below the following amounts at the end of the following fiscal quarters to each fiscal year:

                                   Fiscal Quarter          Amount

                                        first               .30
                                        second              .60
                                        third               .70
                                        fourth             1.4"


                              (v) Section 4.11 of the Aetna  Agreement  and
                              Section 7.9 of the Note Agreement (Fixed Charge Ratio) shall be amended to read in their entirety as follows:

                                        "The Company shall maintain, at the
                                   end of each of  the  first,  second  and
                                   third  fiscal  quarters  for each fiscal
                                   year Consolidated  Income  Available for
                                   Fixed Charges of not less than  120%  of
                                   Consolidated   Fixed   Charges  for  the
                                   immediately  preceding  12-month  period
                                   and, at the end  of the fiscal year then
                                   ending,  Consolidated  Income  Available
                                   for Fixed Charges of not less than  115%
                                   of Consolidated Fixed Charges for the immediately preceding 12-month period."

                              (vi) The definition of Consolidated Income Available for Fixed Charges in each of the Aetna Agreement and the Note Agreement shall be amended to read in its entirety as follows:

                                        "Consolidated Income Available  for
                                   Fixed   Charges"  with  respect  to  the
                                   Company and all Restricted Subsidiaries,
                                   means for any  period  the  sum of:  (1)
                                   Consolidated EBITDA and (2) all fixed minimum rent expenses of real estate leases, in each case determined on a Consolidated basis."

                              (vii)  A  new  definition  for   Consolidated
                              EBITDA shall be added to each of the Aetna Agreement and the Note Agreement as follows:

                              "Consolidated EBITDA" means, with respect to the Company for any period, the Consolidated Net Income of the Company for such period plus, to the extent deducted in determining such Consolidated Net Income, depreciation and amortization expense, interest expenses with respect to the Company's liabilities for borrowed money, and all Federal, state and foreign income taxes."


                              (viii) The definition of Consolidated Adjusted Net Income in each of the Aetna Agreement and the Note Agreement shall be deleted and replaced in its entirety with the following new definition:

                                   "Consolidated Net Income" means, for any
                              period, the aggregate net income of the Company for such period on a consolidated basis, determined in accordance with GAAP, provided that there shall be excluded therefrom, after giving effect to any related tax effect, (a) gains and losses from Asset Sales or reserves relating thereto, (b) items classified as extraordinary or nonrecurring (including any restructuring reserves), (c) the writeoff of deferred financing costs and
                              (d) the cumulative effect of changes in accounting principles in the year of adoption of such change."


                              (ix) (a) Section 4.2 of the  Aetna  Agreement
                                   shall be deleted in its entirety.

                                   (b)  Section  7.5  of the Note Agreement
                                   shall be deleted in its entirety.

                                   (c) Section 7.24 of the Note Agreement shall be deleted in its entirety.

                              (x) A new covenant shall be added providing that the Company shall not permit Consolidated EBITDA to be less than the following amounts for any of the following periods:

                              For the period from January 29, 1995 to April
                                29, 1995             ($1,000,000)

                              For the period from January 29, 1995 to  July
                                29, 1995             ($2,000,000)

                              For  the  period  from  January  29,  1995 to
                                October 28, 1995     ($2,000,000)

                              For  the  period  from  January 29,  1995 to
                                February 3, 1996     $24,000,000

                              For the period from February 4, 1996  to  May
                                4, 1996($1,000,000)

G. Intercreditor True-Up:  There shall be no  permanent  reduction  in  the bank facility commitments unless such reductions are matched by pro-rata amortization payments on the Insurance Company Notes. There shall be no amortization payments on the Insurance Company Notes unless such payments are matched by pro-rata permanent commitment reductions under the Bank facilities. It is the intent of the parties that all payments to either the Bank or Insurance Companies, other than payments on the revolving loans and interest payments, shall be shared among the Banks and Insurance Companies on a pro-rata basis. The Banks and Insurance Company shall enter into an Intercreditor Agreement providing for a "true-up" mechanism whereby upon a triggering event thereunder, paydowns on the Bank facilities or Insurance Company Notes shall be shared pro- rata, to the extent necessary to re-establish the ratio of Bank debt to Insurance Company debt of 75:65.


H. Termination of Waiver Agreement:  The Waiver Agreement shall be extended until  June  30,  1995  and  shall  be
                                     terminated effective upon the  closing
                                     of   the   transactions   contemplated
                                     hereby;  the  covenants  in the Waiver
                                     Agreement shall  be  incorporated into
                                     the Insurance Company note agreements,
                                     to the extent  not  inconsistent  with
                                     the    other    provisions   of   this
                                     Termsheet,  provided  that  the  store
                                     opening  and   closing  covenants  and
                                     lease covenants will be modified to be
                                     consistent with TWE's  business  plan;
                                     prior  defaults  shall  be permanently
                                     waived.


I. Fees:  TWE shall  pay  a  restructuring  fee  of  1/4  of a point on the outstanding principal balance of the Insurance Company debt, such fee to be paid at Closing.


J. Other Terms:  All other  terms  and  provisions of the Insurance Company note agreements shall remain unchanged, except to the extent necessary to be consistent with the provisions specifically set forth above, including that the changes to articles 5 and 6 of the Bank facilities referred to in Section I.J above shall be reasonably agreeable to the Noteholders and shall be incorporated into the Insurance Company note agreements.